EXHIBIT 11


                                                        For The Three Months Ended
                                                                October 31
                                                                ----------
                                                         2001                 2000
                                                     -------------       -------------
Shares outstanding                                    6,974,699             6,077,068
                                                      ---------             ---------

Weighted average shares outstanding                   6,973,987             6,007,158
Stock Options                                         1,815,625             1,412,675
Warrants                                                      -             1,797,500
                                                      ---------             ---------
  Total weighted average shares outstanding           8,789,612             9,217,333
                                                      =========             =========


Net income (loss)                                     $ (381,071)          $ (439,556)
                                                      ===========          ===========

Basic Net Earnings (Loss) per share                     $ (0.05)             $ (0.07)
                                                        ========             =======

Diluted Net Earnings (Loss) per share                   $ (0.05)             $ (0.07)
                                                        ========             =======